THE GABELLI EQUITY TRUST INC. (the "Fund")
EXHIBIT TO ITEM 77C

	An Annual Meeting of Shareholders of the Fund was held on May 14, 2007. The following proposals were submitted for a vote of the shareholders:

1.	To consider and vote upon a proposal to distribute to the
Fund's common shareholders approximately $70 million of the Equity Trust's net assets in the form of shares of The
Gabelli Healthcare & WellnessRx Trust, a newly-organized, closed-end management investment company, to be approved by the holders of the Equity Trust's Common Stock and holders of its Series C Auction Rate Cumulative Preferred Stock,
5.875% Series D Cumulative Preferred Stock, Series E Auction
Rate Cumulative Preferred Stock, and 6.20% Series F
Cumulative Preferred Stock (together, the "Preferred
Stock"), voting together as a single class :



                       For           Against     Percent of Votes Cast
                                                      Voting in Favor

Proposal One        79,666,056      3,777,950            95.47%
                                                 (Common and Preferred
                                                  Shareholders voting
                                                together as a single class)

2.	To elect three Directors of the Fund, with holders of the
Fund's Common Stock and holders of its Series B 6.00%
Cumulative Preferred Stock and Series C Auction Rate
Cumulative Preferred Stock ("Preferred Stock"), voting together as a single class.


                      For       Withholding       Percent Represented
                                 Authority          at the Meeting
                                                    Voting in Favor

Mario J. Gabelli   111,287,915   1,607,342             98.58%
                                                (Common and Preferred
                                                 Shareholders voting
                                               together as a single class)

Thomas E. Bratter  111,130,027   1,765,230              98.44%
                                                (Common and Preferred
                                                 Shareholders voting
                                               together as a single class)

Arthur V. Ferrara  110,916,578   1,978,679              98.25%
                                                (Common and Preferred
                                                 Shareholders voting
                                               together as a single class)


The remaining Directors in office are: Anthony J. Colavita,
James P. Conn, Frank J. Fahrenkopf, Jr., Anthony R. Pustorino and
Salvatore J. Zizza.